Exhibit 99.(j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 23, 2012, relating to the financial statements and financial highlights which appear in the May 31, 2012 Annual Reports to Shareholders of John Hancock High Yield Municipal Bond Fund and John Hancock Tax-Free Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 24, 2012